EMPLOYMENT AGREEMENT


                  THIS AGREEMENT ("Agreement") is made and entered into, as of this 15thday of November, 2006 ("Effective Date"), by and between Declan A. French an individual resident of the City of Toronto in the Province of Ontario ("Executive"), and Thinkpath Inc., a corporation formed under the laws of the Province of Ontario ("Employer") with its principal place of business at 201 Westcreek Blvd., Brampton, Ontario, Canada, L6T 5S6.

                               W I T N E S S E T H

                  WHEREAS, Employer desires to continue the employ of Executive, and Executive desires to continue to be so employed by Employer, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1.        EMPLOYMENT.

                  1.1 Subject to the terms hereof, Employer hereby employs Executive, and Executive hereby accepts such employment. Executive will serve in the capacity of Chief Executive Officer of Employer and will have duties and responsibilities customarily assigned to a person with such title. Executive hereby agrees that, throughout his period of employment, he shall devote his business time, attention, knowledge and skills, diligently in the furtherance of the business of the Employer and of its subsidiaries and affiliates, shall perform his duties consistent with his position with Employer and shall observe and carry out such rules and regulations, policies and directions as Employer may from time to time establish to the extent consistent herewith. Throughout the duration of this Agreement, Executive shall do such traveling as may be reasonably required of him in the performance of his duties on behalf of Employer.

                  SECTION 2.        TERM OF EMPLOYMENT.

                  2.1 The term of Executive's employment hereunder (the "Initial Term") shall be from the Effective Date and expire at the earlier of (a) the second anniversary of the date of this Agreement or (b) the occurrence of any of the following events:

                  (i) The death or total disability of Executive (total disability meaning the failure to substantially perform his normal required services hereunder for a period of three (3) consecutive months during any consecutive twelve (12) month period during the term hereof, as determined by an independent medical doctor jointly chosen by the Executive and the Employer, by reason of mental or physical disability); or



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                  (ii)  The termination by Employer of Executive's employment hereunder for "Cause" as determined by the Board of Directors of Employer. For purposes of this Agreement, "Cause" for termination of Executive's employment shall include (i) if Executive is convicted of, pleads guilty to, or confesses to any felony or indictable offence or any act of fraud, or misappropriation or embezzlement with regard to Employer, (ii) if Executive has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or activities materially damaging to the property, business, or reputation of Employer or an affiliate of Employer, (iii) if Executive violates any of the provisions contained in Section 4 of this Agreement and does not, within thirty (30) days after receiving written notice from Employer specifically outlining the alleged violation(s) by the Executive, cure the violation(s); (iv) Executive willfully breaches or habitually and recklessly neglects the duties he is required to perform hereunder, or performs such duties in a grossly negligent manner, and does not, within thirty (30) days after receiving written notice from Employer specifically outlining the alleged violation(s) by the Executive, cure the violation(s).

                  2.2 SUCCESSIVE TERMS. After the Initial Term, this Agreement shall continue on a year-to-year basis (the "Successive Terms"; together with the Initial Term, the "Term") unless terminated by either the Employer or the Executive upon ninety (90) days written notice to the other prior to the end of the Initial Term or a Successive Term.

                  SECTION 3.        COMPENSATION.

                  3.1 TERM OF EMPLOYMENT. Employer will provide Executive with the following salary, expense reimbursement and additional Executive benefits during the term of employment hereunder:

                  (a) SALARY. During the Initial Term, Executive will be paid a salary (the "Salary"), that shall be two hundred thousand United States dollars (US$200,000.00) per annum, less deductions and withholdings required by applicable law. Thereafter, and during the Successive Terms, Executive will be paid a salary to be determined by good faith negotiations between Employer and Executive, but in no event shall such salary be less than two hundred thousand United States dollars (US$200,000.00) (the "Successive Terms Salary"). The Salary and Successive Terms Salary shall be paid to Executive in bi-weekly installments (or on such more frequent basis as other executives of Employer are compensated).


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                  (b)   PERFORMANCE BONUS.

                        (i) Employer shall pay to Executive a performance bonus based on Employer's EBITDA (which is defined as Employer's earnings before the deduction of interest, taxes, depreciation and amortization as calculated in accordance with United States generally accepted accounting principles) at the end of each calendar year during the Term or then Successive Term, in accordance with the following schedule:


                          EBITDA AS A PERCENTAGE
                          GROSS REVENUE (US DOLLARS)         BONUS (US DOLLARS)
                          --------------------------         ------------------
                           7%                                US$200,000.00
                           8%                                US$300,000.00
                           9%                                US$400,000.00
                          10%                                US$500,000.00


                        (ii) The determination of whether Employer has achieved a certain level of EBITDA in any year for the purposes of this section shall be made by the certified chartered accountant regularly retained or employed by Employer within ninety (90) days after the end of each calendar year, and shall be binding on Employer and Executive.

                        (iii) The performance bonus shall, in the sole
                              discretion of Employer, be payable in cash or shares of Employer's common stock.

                        (iv) The performance bonus shall be due and payable within one-hundred-twenty (120) days after the end of each calendar year.

                        (v) Notwithstanding anything to the contrary herein, Executive shall be entitled to a minimum performance bonus per calendar year equal to one hundred thousand United States dollars ($100,000.00).

                        (vi) Upon written notice from Executive (the "Demand Notice") Employer agrees to register on one occasion all or any portion of the common stock issued at Employer's discretion for the performance bonus, provided that Larus Master Fund Ltd. or any subsequent party with similar rights to Larus Master Fund Ltd., has no objection to such registration. Employer will file a new registration statement within 60 days after receipt of the Demand Notice and use its best efforts to have such registration statement declared effective as soon as possible thereafter.

                  (c)      VACATION. Executive shall be entitled to receive six
                           (6) weeks paid vacation during each year of employment to be taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder.


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                  (d)   EXPENSES. Employer shall reimburse Executive within
                        thirty (30) days of its receipt of a reimbursement report with supporting receipts from the Executive, for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including without limitation, all expenses of travel and living expenses when away from home on business at the request of or in the service of Employer.

                  (e) BENEFIT PLANS. Executive shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, stock option and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other full-time Executives of Employer, on the terms and subject to the conditions set forth in such plans.

                  (f)   CHANGE IN CONTROL.

                        (i)   In the event of a "Change in Control" whereby:

                              (1)  A person (other than a person who is an
                                   officer or Director of Employer on the
                                   Effective Date), including a "group" as
                                   defined in Section 13(d)(3) of the SECURITIES EXCHANGE ACT of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Employer's securities having fifty percent (50%) or more of the combined voting power of then outstanding securities of Employer; or

                              (2) Employer consummates a merger in which it is not the surviving entity; or

                              (3) All or substantially all of Employer's assets are sold; or

                              (4)  Employer's shareholders approve the
                                   dissolution or liquidation of Employer; then

                        (ii) All stock options and warrants granted by Employer to Executive under any plan or otherwise prior to the effective date of the Change in Control, shall become vested, accelerate and become immediately exercisable, at the stated exercise price, with the number of shares and exercise price adjusted for any stock splits and capital reorganizations that occur subsequent to the Effective Date; and

                        (iii) Employer shall, upon the effective date of the
                              Change in Control, issue to Executive such number of shares of Employer's common stock as equal to the lesser of:


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                              (1)  Nineteen percent (19%) of the issued and
                                   outstanding shares of Employer's common stock as of the effective date of the Change in Control; or

                              (2) Such number of shares as is calculated by dividing Five-hundred-thousand United States dollars (US$500,000.00) by the average of the closing bid prices (as reported on the NASDAQ OTC Bulletin Board or the pink sheets) for the fifteen (15) trading days immediately preceding the effective date of the Change in Control.

                        (iv) Upon written notice from Executive (the "Demand Notice") Employer agrees to register on one occasion all or any portion of the shares of the Employer's common stock issued to Executive by Employer upon the effective date of the Change in Control, provided that Larus Master Fund Ltd. or any subsequent party with similar rights to Larus Master Fund Ltd., has no objection to such registration. Employer will file a new registration statement within 60 days after receipt of the Demand Notice and use its best efforts to have such registration statement declared effective as soon as possible thereafter.

                  (g) AUTOMOBILE ALLOWANCE. During the Term, Employer shall pay Executive the equivalent of one-thousand-four-hundred United Stated dollars (US$1,400.00) per month as an allowance for the use of Executive's automobile.

                  3.2 EFFECT OF TERMINATION. Upon the termination of the employment of Executive hereunder for any reason other than for Cause, Executive shall be entitled to all compensation and benefits earned or accrued under
Section 3.1 as of the effective date of termination. In addition, upon the termination of this Agreement for any reason other than for Cause, Executive shall be entitled to receive an amount equal to three (3) years Salary. The said three (3) years of Salary shall be payable to Executive by Employer as a lump sum amount or by continuing bi-weekly payments (as per paragraph 3.1(a) herein) or by a combination of lump sum payment and continuing bi-weekly payments at the sole discretion of Employer.

                  3.3 INDEMNITY BY EXECUTIVE. Employer and Executive acknowledge that all amounts owing to Executive pursuant to this Agreement whilst it is still in force are paid to Executive's Family Trust. In the event that any government determines that this method of payment is not acceptable and levies a fine, penalty, interest or other payment requirement, including but not limited to Income Tax, Canada Pension Plan, Employment Insurance, Employer Health Tax, Goods and Services Tax or any United States equivalent, Executive agrees to be personally responsible for any and all such amounts that he and/or Employer are obliged to pay and agrees to indemnify and save harmless Employer from any claims made against it with respect to the foregoing.


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                  SECTION 4.        COVENANTS OF EXECUTIVE

                  4.1 DEFINITIONS. For the purposes of this Section 4, the following definitions shall apply.

                  (a) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding the Employer's customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Executive as a result of his employment with Employer.

                  (b) "Customer" means actual customers or actively sought prospective customers of Employer.

                  (c) "Trade Secrets" means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning or Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by proper means by, other persons.

                  (d) "Work Product" means any and all work product property, data documentation or information of any kind prepared, conceived, discovered, developed or created by Executive for Employer or its affiliates' clients or customers for utilization in Employer's business, not generally known by or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

                  4.2 TRADE NAME AND CONFIDENTIAL INFORMATION.

                  (a) Executive hereby agrees that at all times during the Term, Successive Terms and thereafter:


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                  (i)   Executive shall not, directly or by assisting others
                        own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name confusingly similar thereto, without the prior written consent of Employer;

                  (ii) Executive shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

                  (iii) During the Term Executive and Successive Terms shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware, Executive shall assist Employer, to the extent necessary, in the procurement or any protection of Employer's rights to or in any of the Trade Secrets or Confidential Information.

         (b) Upon the request of Employer, Executive shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Executive's services hereunder or Employer's business or containing Trade Secrets or Confidential Information, whether made or complied by Executive or furnished to Executive from another source by virtue of Executive's employment with Employer.

         (c) To the greatest extent possible, all Work Product shall be deemed to be "work made for hire" (as defined in the COPYRIGHT ACT, 17 U.S.C.A. Section 101 et seq., as amended) and work "made in the course of employment" (as defined in the COPYRIGHT ACT, R.S., 1985, c. C-42) and owned exclusively by Employer. Executive hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Executive may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights arising out of the Work Product. Executive agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all such Work Product, and all rights therein, exclusively in Employer.


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                  4.3 NON-SOLICITATION AND NON-COMPETITION. Executive hereby agrees that Executive will not, during the Term and Successive Terms and for a period of eighteen (18) months following the termination of this agreement for any reason, either directly or indirectly, alone or in conjunction with any other party, on the North American continent:

         (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; or

         (b) solicit or attempt to solicit any officer, director, executive, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder of Employer or other personnel of Employer or any of its affiliates or subsidiaries to terminate, alter or lessen that party's affiliation with Employer or such affiliate or subsidiary or to violate the terms of any agreement or understanding between such Executive, consultant, contractor or other person and Employer; or

         (c) engage in, as owner, stockholder, executive, partner, agent, representative or otherwise, or have an interest in (except for ownership of publicly trade securities representing not more than five percent (5%) of the outstanding voting shares), any business, firm, corporation or other entity in direct competition with the business of Employer.

                  Nothing contained in this Section 4 shall prohibit Executive from acquiring not more than five percent (5%) of any competitor of Employer whose common stock is publicly traded on a national securities exchange or in the over-the-counter market or from acquiring any percentage of any company which is non-competitive with Employer.

                  SECTION 5.        MISCELLANEOUS.

                  5.1 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Executive and Employer. Any claim that Executive may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

                  5.2 SURVIVAL OF OBLIGATIONS. The covenants in Section 4 of this Agreement shall survive termination of Executive's employment for the period set forth therein.

                  5.3 NOTICES. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:


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         EMPLOYER:                  Thinkpath Inc.
         --------
                                    201 Westcreek Blvd.
                                    Brampton, Ontario, Canada, L6T 5S6
                                    Telephone:  (905) 460-3042
                                    Facsimile:  (905) 460-3050
                                    Attention:   Secretary

         WITH A
         COPY TO:          Heifetz, Crozier, Law
         -------
                                    Barristers & Solicitors
                                    10 King Street East, Sixth Floor
                                    Toronto, Ontario, M5C 1C3
                                    Telephone:   (416) 863-1717 ext. 312
                                    Facsimile:   (416) 368-3133
                                    Attention:    Timothy J. Law

EXECUTIVE:                          Declan A. French
---------
                                    2045 Lakeshore Boulevard West
                                    Toronto, Ontario, Canada M8V 2Z6
                                    Telephone:   (416) 255-1277

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  5.4 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and its respective successors and assigns, and Executive, and Executive's executors, administrators, personal representatives, heirs, and legatees.

                  5.5 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Executive. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  5.6 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the Province of Ontario. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any arbitrator(s) by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  5.7 ATTACHMENT. Except as required by law, the right to receive payments under this Agreement shall not be subject to attachment, sale, pledge, encumbrance, charge, levy or similar process or assignment, and any attempt to do so shall be null and void.


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                  5.8 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  5.9 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  5.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 15th day of November, 2006


                                 THINKPATH INC.

                                    /s/ Kelly Hankinson
                                    --------------------------------
                                    I have the authority to bind the corporation
                                    Name: Kelly Hankinson
                                    Title: Chief Financial Officer and Secretary


/s/ Tracy McKay                      /s/ Declan French
--------------------------------    --------------------------------
Witness                                  Declan A. French
Name: Tracy McKay




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